Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FOURTH QUARTER AND FULL YEAR EARNINGS

MIAMI (December 21, 2010) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $248 million, with earnings per share increasing almost 30 percent to $0.31 diluted EPS, on revenues of $3.5 billion for its fourth quarter ended November 30, 2010. Net income for the fourth quarter of 2009 was $193 million, or $0.24 diluted EPS, on revenues of $3.3 billion.

Earnings per share in the fourth quarter was just $0.01 below the company’s September guidance despite the recently announced voyage disruptions, which reduced earnings by $0.07 per share.

The company reported net income for the full year ended November 30, 2010 of $2.0 billion, or $2.47 diluted EPS, compared to net income of $1.8 billion, or $2.24 diluted EPS, for the prior year. Revenues for the full year 2010 were $14.5 billion compared to $13.5 billion for the prior year.

Micky Arison, Carnival Corporation & plc Chairman and CEO, commenting on full year results said, “All-in-all, 2010 was an encouraging year with improved business trends from a gradually recovering economy. We achieved an 11 percent increase in net income on 7 percent higher revenues. We recovered almost 3 points of revenue yield (constant dollars) from 2009’s levels, while improved processes and efficiencies led to a 3 percent reduction in unit costs excluding fuel.”

Arison added, “Cash from operations increased 14 percent to reach $3.8 billion, more than enough to fund our expansion program which peaked this year at a capital investment of $3.6 billion. We also reinstated the dividend early in 2010 at an initial rate of $0.10 per quarter.”

Key metrics for the fourth quarter of 2010 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (net revenue per available lower berth day) increased 3.9 percent for 4Q 2010, which was better than our September guidance of up 2.5 to 3.5 percent. Gross revenue yields in current dollars increased 1.5 percent.

•

Excluding fuel and voyage disruptions, net cruise costs per available lower berth day (“ALBD”) for 4Q 2010 were down 1.1 percent on a constant dollar basis. Gross cruise costs per ALBD in current dollars increased 0.8 percent.

•	Fuel prices increased over 6 percent to $488 per metric ton for 4Q 2010 from $458 per metric ton in 4Q 2009 and was slightly higher than the September guidance of $479 per metric ton.

During the fourth quarter, Cunard Line’s 2,068-passenger Queen Elizabeth was delivered and was christened by Her Majesty Queen Elizabeth II in a much anticipated ceremony in Southampton, England. This was the sixth successful ship delivery in 2010 furthering the company’s strategy to expand its global presence. Today, P&O Cruises (Australia) held the inaugural celebration of Pacific Pearl, expanding its fleet to four ships. In addition, the company took advantage of attractive shipyard prices to order three more vessels during the year, bringing the company’s order book to 10 ships to be delivered through 2014.

2011 Outlook

Since last September, booking volumes continued to be strong and prices for those bookings are higher than last year. At this point in time, cumulative advance bookings for 2011 are at higher prices with slightly lower occupancies versus last year. Based on these booking trends, the company forecasts a 3 to 4 percent increase in constant dollar net revenue yields for the full year 2011.

Looking forward Arison noted, “Booking trends have continued to improve for both our North American and European brands, particularly for our peak summer season. We are optimistic these positive trends are an indicator of a strong wave season, our heaviest booking period which begins in early January. Given the recent cold weather and snow, particularly in the Northern U.S. and Europe, there is no better time to book a cruise vacation.”

The company expects net cruise costs per ALBD excluding fuel for the full year 2011 to be flat compared to the prior year on a constant dollar basis. Based on current spot prices for fuel, forecasted fuel costs for the full year are expected to increase $134 million compared to 2010, costing $0.17 per share. This is forecasted to be partially offset by favorable movements in currency exchange rates worth $0.04 per share.

Taking all the above factors into consideration, the company forecasts full year 2011 earnings per share to be in the range of $2.90 to $3.10 fully diluted, compared to $2.47 for 2010.

Arison added, “Based on the above guidance, we estimate our cash from operations will exceed $4 billion in 2011, while our capital investment commitments decrease to $2.6 billion. We expect to generate significant free cash flow in 2011 and beyond, which should provide us ample opportunities to return additional cash to shareholders over time.”

First Quarter 2011

First quarter constant dollar net revenue yields are expected to increase by approximately 2 percent compared to the prior year. The company expects improved net revenue yields as the year progresses. Net cruise costs per ALBD excluding fuel for the first quarter are expected to be up 3 to 4 percent compared to the prior year on a constant dollar basis due primarily to the $44 million gain from the sale of P&O Cruises’ (UK) Artemis in the first quarter of 2010. Excluding the Artemis gain and fuel, net cruise costs per ALBD for the first quarter are expected to be flat to up 1 percent on a constant dollar basis. Forecasted fuel costs for the first quarter are expected to increase $25 million compared to the prior year, costing $0.03 per share.

Based on current fuel prices and currency exchange rates, the company expects fully diluted earnings for the first quarter 2011 to be in the range of $0.15 to $0.19 per share, down from $0.22 per share in 2010. The first quarter of 2010 included the favorable impact of $0.10 per share of unusual items.

Selected Key Forecast Metrics

	Full Year 2011		First Quarter 2011
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	3.5 to 4.5%	3.0 to 4.0%	0 to 1.0%	1.5 to 2.5%
Net cruise cost / ALBD	1.5 to 2.5%	1.0 to 2.0%	2.0 to 3.0%	3.5 to 4.5%
Net cruise cost excl. fuel / per ALBD	0 to 1.0%	(0.5) to 0.5%	1.5 to 2.5%	3.0 to 4.0%

	Full Year 2011	First Quarter 2011

Fuel price / metric ton	$527	$526
Fuel consumption (metric tons in thousands)	3,450	835
Currency
Euro	$1.32 to €1	$1.32 to €1
Sterling	$1.58 to £1	$1.58 to £1

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its 2010 fourth quarter and full year earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, P&O Cruises (UK) and P&O Cruises (Australia).

Together, these brands operate 98 ships totaling more than 191,000 lower berths with 10 new ships scheduled to be delivered between March 2011 and May 2014. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact, among other things, the forecasting of Carnival Corporation & plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values and outlook. These factors include, but are not limited to, the following: general economic and business conditions; fluctuations in foreign currency exchange rates; the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel; competition from and overcapacity in the cruise ship or land-based vacation industries; accidents, the spread of contagious diseases and threats thereof, adverse weather conditions or natural disasters, and other incidents affecting the health, safety, security and satisfaction of guests and crew; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular, including any adverse impact that cruising may have on the marine environment; changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulatory issues under which Carnival Corporation & plc operates; increases in Carnival Corporation & plc’s fuel prices from adopting International Maritime Organization regulations that require the use of fuels with lower sulfur content for our ships; economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with Carnival Corporation & plc’s expectations; as Carnival Corporation & plc’s fleet increases in age its repair and maintenance expenses and refurbishment costs will increase; the continued strength of Carnival Corporation & plc’s cruise brands and its ability to implement its brand strategies; additional risks associated with Carnival Corporation & plc’s international operations not generally applicable to its U.S. operations; the pace of development in geographic regions in which Carnival Corporation & plc tries to expand its business; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether it will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; Carnival Corporation & plc counterparties’ ability to perform; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system, air service providers and other key vendors in its supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors; Carnival Corporation & plc’s decisions to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology networks, operations and breaches in data security; loss of key personnel or Carnival Corporation & plc’s ability to recruit and retain qualified personnel; violations of the Foreign Corrupt Practices Act, UK Bribery Act or anti-money laundering regulations; union disputes and other employee relation issues; lack of continuing availability of attractive, convenient and safe port destinations; and risks associated with the dual listed company structure. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT Tim Gallagher 1 305 599 2600, ext. 16000	INVESTOR RELATIONS CONTACT Beth Roberts 1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2010	2009	2010	2009

Revenues
Cruise
Passenger tickets	$2,666 (a)	$2,495 (a)	$11,084 (a)	$10,288 (a)
Onboard and other	791	753	3,104	2,885
Tour and other	40	34	281	287

	3,497	3,282	14,469	13,460

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	561 (a)	524 (a)	2,272 (a)	2,220 (a)
Onboard and other	124	116	474	461
Payroll and related	411	393	1,611	1,498
Fuel	413	378	1,622	1,156
Food	222	215	869	839
Other ship operating	587	553	2,032	1,997
Tour and other	38	40	212	236

Total	2,356	2,219	9,092	8,407
Selling and administrative	433	424	1,614	1,590
Depreciation and amortization	367	345	1,416	1,309

	3,156	2,988	12,122	11,306

Operating Income	341	294	2,347	2,154

Nonoperating (Expense) Income
Interest income	2	4	12	14
Interest expense, net of capitalized interest	(93)	(99)	(378)	(380)
Other income (expense), net	5	2	(2)	18

	(86)	(93)	(368)	(348)

Income Before Income Taxes	255	201	1,979	1,806

Income Tax Expense, Net	(7)	(8)	(1)	(16)

Net Income	$248	$193	$1,978	$1,790

Earnings Per Share
Basic	$0.31	$0.25	$2.51	$2.27

Diluted	$0.31	$0.24	$2.47	$2.24

Dividends Declared Per Share	$0.10		$0.40

Weighted-Average Shares Outstanding – Basic	789	787	788	787

Weighted-Average Shares Outstanding – Diluted	801	804	805	804

(a)	During the three months ended November 30, 2010, we changed the classification of our port costs that vary with guest head counts to a gross presentation from a net presentation, which resulted in an increase in both passenger ticket revenues and commissions, transportation and other costs. The amounts included on a gross basis in passenger ticket revenues and commissions, transportation and other costs were $90 million and $346 million and $76 million and $303 million for the three and twelve months ended November 30, 2010 and 2009, respectively.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	November 30,
	2010	2009

ASSETS
Current Assets
Cash and cash equivalents	$429	$538
Trade and other receivables, net	248	362
Inventories	320	320
Prepaid expenses and other	247	298

Total current assets	1,244	1,518

Property and Equipment, Net	30,967	29,870

Goodwill	3,320	3,451

Other Intangibles	1,320	1,346

Other Assets	639	650

	$37,490	$36,835

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$740	$135
Current portion of long-term debt	613	815
Accounts payable	503	568
Accrued liabilities and other	1,094	874
Customer deposits	2,805	2,575

Total current liabilities	5,755	4,967

Long-Term Debt	8,011	9,097

Other Long-Term Liabilities and Deferred Income	693	732

Shareholders’ Equity
Common stock of Carnival Corporation; $0.01 par value; 1,960 shares authorized; 646 shares at 2010 and 644 shares at 2009 issued	6	6
Ordinary shares of Carnival plc; $1.66 par value; 214 shares at 2010 and 213 shares at 2009 issued	355	354
Additional paid-in capital	8,094	7,920
Retained earnings	17,224	15,561
Accumulated other comprehensive (loss) income	(254)	462
Treasury stock; 39 shares at 2010 and 24 shares at 2009 of Carnival Corporation and 31 shares at 2010 and 46 shares at 2009 of Carnival plc, at cost	(2,394)	(2,264)

Total shareholders’ equity	23,031	22,039

	$37,490	$36,835

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2010	2009	2010	2009

STATISTICAL INFORMATION
Passengers carried (in thousands)	2,259	2,136	9,147	8,519
Occupancy percentage	103.8%	103.2%	105.6%	105.5%
Fuel consumption (metric tons in thousands)	846	826	3,319	3,184
Fuel cost per metric ton (a)	$488	$458	$489	$363
Currencies
U.S. dollar to €1	$1.35	$1.47	$1.33	$1.39
U.S. dollar to £1	$1.58	$1.63	$1.55	$1.56

CASH FLOW INFORMATION (in millions)
Cash from operations	$734	$712	$3,818	$3,342
Capital expenditures	$741	$978	$3,579	$3,380
Dividends paid	$79		$237	$314

(a)	Fuel cost per metric ton is calculated by dividing the cost of fuel by the number of metric tons consumed.

NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross and net revenues, without rounding, by ALBDs as follows (in millions, except ALBDs and yields) (a):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2010			2010
	2010	Constant Dollar	2009	2010	Constant Dollar	2009

Cruise revenues
Passenger tickets	$2,666	$2,741	$2,495	$11,084	$11,194	$10,288
Onboard and other	791	805	753	3,104	3,117	2,885

Gross cruise revenues	3,457	3,546	3,248	14,188	14,311	13,173
Less cruise costs
Commissions, transportation and other	(561)	(579)	(524)	(2,272)	(2,287)	(2,220)
Onboard and other	(124)	(125)	(116)	(474)	(474)	(461)

Net cruise revenues	$2,772	$2,842	$2,608	$11,442	$11,550	$10,492

ALBDs (b)	16,824,720	16,824,720	16,042,056	66,545,164	66,545,164	62,105,916

Gross revenue yields	$205.48	$210.80	$202.42	$213.21	$215.06	$212.10

% increase vs. 2009	1.5%	4.1%		0.5%	1.4%

Net revenue yields	$164.74	$168.92	$162.57	$171.94	$173.57	$168.94

% increase vs. 2009	1.3%	3.9%		1.8%	2.7%

Net passenger ticket revenue yields	$125.07	$128.52	$122.91	$132.41	$133.86	$129.91

% increase vs. 2009	1.8%	4.6%		1.9%	3.0%

Net onboard and other revenue yields	$39.67	$40.41	$39.67	$39.52	$39.72	$39.03

% increase vs. 2009	0.0%	1.9%		1.3%	1.8%

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross cruise costs, net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross cruise costs, net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (in millions, except ALBDs and costs per ALBD) (a):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2010			2010
	2010	Constant Dollar	2009	2010	Constant Dollar	2009

Cruise operating expenses	$2,318	$2,362	$2,179	$8,880	$8,911	$8,171
Cruise selling and administrative expenses (c)	425	434	416	1,583	1,587	1,558

Gross cruise costs	2,743	2,796	2,595	10,463	10,498	9,729
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(561)	(579)	(524)	(2,272)	(2,287)	(2,220)
Onboard and other	(124)	(125)	(116)	(474)	(474)	(461)

Net cruise costs	2,058	2,092	1,955	7,717	7,737	7,048
Less fuel	(413)	(413)	(378)	(1,622)	(1,622)	(1,156)

Net cruise costs excluding fuel	$1,645	$1,679	$1,577	$6,095	$6,115	$5,892

ALBDs (b)	16,824,720	16,824,720	16,042,056	66,545,164	66,545,164	62,105,916

Gross cruise costs per ALBD	$163.03	$166.17	$161.66	$157.23	$157.77	$156.64

% increase vs. 2009	0.8%	2.8%		0.4%	0.7%

Net cruise costs per ALBD	$122.30	$124.29	$121.82	$115.96	$116.28	$113.48

% increase vs. 2009	0.4%	2.0%		2.2%	2.5%

Net cruise costs excluding fuel per ALBD	$97.77	$99.77	$98.22	$91.59	$91.91	$94.86

% (decrease) increase vs. 2009	(0.5)%	1.6%		(3.4)%	(3.1)%

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide a better gauge to measure our revenue and cost performance instead of the standard U.S. GAAP-based financial measures.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other variable direct costs associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues, respectively, by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

In addition, because a significant portion of our operations utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report our non-GAAP financial measures assuming the 2010 periods’ currency exchange rates have remained constant with the 2009 periods’ rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar functional currency cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using these measures to compare us to other cruise companies.

(b)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)	For the three and twelve months ended November 30, 2010, selling and administrative expenses were $433 million ($424 million in 2009) and $1.6 billion ($1.6 billion in 2009), respectively. For the three and twelve months ended November 30, 2010, selling and administrative expenses were comprised of cruise selling and administrative expenses of $425 million ($416 million in 2009) and $1.6 billion ($1.6 billion in 2009) and Tour and Other selling and administrative expenses of $8 million ($8 million in 2009) and $31 million ($32 million in 2009), respectively.

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